Exhibit 10.1

AMENDED AND RESTATED PROPETRO HOLDING CORP.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Effective as of July 1, 2023
Non-employee members of the board of directors (the “Board”) of ProPetro Holding Corp. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) and who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Policy became effective as of the date set forth above (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board. This Policy may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.
1.Annual Retainers. Unless otherwise determined by the Board, Non-Employee Directors shall be paid the retainers described below.
(a)Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $90,000 for service on the Board.
(b)Additional Annual Retainers. In addition, a Non-Employee Director shall receive the following annual retainers, as applicable:
(i)Chairperson of the Board. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual retainer of $50,000 for such service.
(ii)Independent Lead Director of the Board. If a Non-Employee Director is named Independent Lead Director of the Board, such Non-Employee Director shall receive an additional annual retainer of $20,000 for such service.
(iii)Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service.
(iv)Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $15,000 for such service.
(v)Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $15,000 for such service.
(c)Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in arrears by the Company not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, such Non-Employee Director

Exhibit 10.1

shall receive a prorated portion of the retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Sections 1(a) and 1(b), with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director or in the applicable positions described in Section 1(b) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.
2.Equity Compensation. Unless otherwise determined by the Board, Non-Employee Directors shall be eligible to receive the equity awards described below.
(a)Annual Awards. Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be granted, on or about the date of such Annual Meeting, restricted stock units with respect to a number of shares of the Company’s common stock (the “Common Stock”) that have an aggregate fair value on the date of grant of $155,000. The awards described in this Section 2(a) shall be referred to as the “Annual Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an Annual Meeting shall receive only an Annual Award in connection with such election, and shall not receive any Initial Award on the date of such Annual Meeting as well.
(b)Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board on or after the Effective Date on any date other than the date of an Annual Meeting shall be granted, on or about the date of such Non-Employee Director’s initial election or appointment (such Non-Employee Director’s “Start Date”), an award of restricted stock units with respect to a number of shares of Common Stock that have an aggregate fair value on the date of grant equal to the product of (i) $155,000 and (ii) a fraction, the numerator of which is (x) 365 minus (y) the number of days in the period beginning on the date of the Annual Meeting immediately preceding such Non-Employee Director’s Start Date and ending on such Non-Employee Director’s Start Date and the denominator of which is 365. The awards described in this Section 2(b) shall be referred to as “Initial Awards.” For the avoidance of doubt, no Non-Employee Director shall be granted more than one Initial Award.
(c)Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(b) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(a) above.
(d)Vesting of Awards Granted to Non-Employee Directors. Each Annual Award and Initial Award (collectively, the “Awards”) shall vest and become exercisable on the earlier of (i) the day immediately preceding the date of the first Annual Meeting following the date of grant and (ii) the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service through the applicable vesting date. No portion of an Award that is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter. Notwithstanding the foregoing, in the event a Non-Employee Director incurs a termination of service by reason of the Non-Employee Director’s death or Disability (as defined in the applicable award agreement), the Non-Employee director will, immediately prior to such termination of service, vest in any Award that would have become vested had the Non-Employee Director continued providing services to the Company or its subsidiaries until the first anniversary of the date of the termination of service.

Exhibit 10.1

All of a Non-Employee Director’s Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan (as defined below)), to the extent outstanding at such time.
3.General. The annual retainers and Awards described herein shall be granted under and shall be subject to the terms and provisions, including the limitations on the numbers of shares and cash that may be granted to Non-Employee Directors each calendar year, of the Company’s 2020 Long Term Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”). The Awards shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms most recently approved by the Board for Non-Employee Directors. All numbers of Awards determined hereunder shall be rounded down to the nearest whole share and subject to adjustment as provided in the Equity Plan. Notwithstanding the terms of this Policy, the Board shall retain the discretion to approve additional or different cash or equity compensation for one or more members of the Board on a short-term or extended basis to compensate such member or members of the Board for the provision of additional services to the Board without amending the terms of this Policy.
4.Reimbursement of Expenses. The Company shall reimburse each Non-Employee Director for his or her reasonable business expenses incurred in connection with the performance of his or her duties on the Board, including reasonable travel and other expenses. Each Non-Employee Director shall provide to the Company such receipts and other records related to such reimbursable expenses as the Company may require.
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